EXHIBIT 99.1

Steel Partners Holdings Declares Regular Quarterly Distribution
On its Series A Preferred Units

NEW YORK, N.Y. - August 16, 2017-- Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced that its board of directors has declared a regular quarterly cash distribution of $.375 per unit, payable September 15, 2017, to unitholders of record as of September 1, 2017, on its 6% Series A Preferred Units, no par value (“Series A Preferred”).

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners’ board of directors and will be dependent upon a number of factors, including the company’s results of operations, cash flows, financial position and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

For more information, contact:
PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com